Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, effective as of February 1, 2004 by and between Max L. Lukens (the “Executive”) and Stewart & Stevenson Services, Inc., a Texas corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) desires initially to retain the Executive as the President and Chief Executive Officer of the Company and thereafter as an advisor, and  to encourage the attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interests of the Company and its shareholders;

WHEREAS, the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment; and

WHEREAS, the Company and the Executive have simultaneously herewith executed a Severance Agreement effective as of February 1, 2004 (the “Severance Agreement”);

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Employment; Term.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.  The period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence on the date first written above (the “Effective Date”) and shall end on the Executive’s Date of Termination (as defined in Section 7(b) hereof).  The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the fourth anniversary thereof.  The period beginning on the Effective Date and ending on the second anniversary thereof is herein referred to as the “Base Term”, and the period beginning on the day following such second anniversary and ending on the fourth anniversary of the Effective Date is herein referred to as the “Ancillary Term”.

2.                                       Position and Duties.  As of the Effective Date and for the Base Term, the Executive shall be employed by the Company  as President and Chief Executive Officer of the Company, in which capacity the Executive shall perform the usual and customary duties of such office, which shall be those normally inherent in such capacity in U.S. publicly held corporations of similar size and character.

During the Ancillary Term the Executive shall serve the Company as an advisor to the senior executives of the Company with respect to strategy, management development and other matters consistent with the Executive’s experience and expertise and consistent with the Executive’s having completed the Base Term as Chief Executive Officer of the Company.

The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, the Executive owes fiduciary duties to the Company and will act accordingly.

During the Base Term, the Executive agrees to devote substantially his full time, attention and energies to the Company’s business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company.  The Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.  Subject to the covenants of Section 9 herein, this shall not be construed as preventing the Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.  Further, subject to Section 9 herein, the Executive may serve as a director of other companies so long as such service is not detrimental to the Company and does not interfere with his service to the Company and so long as such service does not present the Executive with a conflict of interest.

During the Ancillary Term, the Executive agrees at such times as requested (with such requests to be commercially reasonable) to advise the senior executives of the Company; provided however, the parties agree that the Executive shall not be required to provide services for more than fifteen days per year (including time in which Executive serves as a director).  The parties may, by mutual agreement, increase the time Executive shall provide such services during the Ancillary Term.

In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that he shall not knowingly, directly or indirectly, become involved in any Conflict of Interest, or upon discovery thereof, allow such a conflict to continue.  Moreover, the Executive agrees that he shall promptly disclose to the Board any facts known to him which might involve any reasonable possibility of a Conflict of Interest.  For purposes of this paragraph,  Conflict of Interest on the part of the Executive shall be defined as:  (a) ownership of a material interest in, acting in any material capacity for, or accepting directly or indirectly any material payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business; (b) misuse of information or facilities to which the Executive has access in a manner which will be materially detrimental to the Company’s interest; (c) disclosure or other misuse of Confidential Information (as defined in Section 9); (d) acquiring or trading in, directly or indirectly, other properties or interests material to the design, manufacture or marketing of products designed, manufactured or marketed by the Company; (e) the appropriation to the Executive or the diversion to others, directly or indirectly, of any material opportunity in which it is known or could reasonably be anticipated that the Company would be interested; or (f) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers or distributors.

3.                                       Place of Performance.  In connection with the Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s current principal executive offices in Houston, Texas (the “Principal Place of Employment”) or in such other place as the Executive and the Company may agree.

4.                                       Compensation and Related Matters.

(a)                                  Base Salary.  During the Base Term, the Company shall pay the Executive an annual base salary (“Base Salary”), payable in approximately equal installments in accordance with the Company’s customary payroll practices.  The Base Salary shall be $750,000.  The Base Salary may not be decreased during the Base Term.  During the Base Term, the Executive shall not be eligible for any equity compensation provided for or afforded to members of the Board of Directors as such.

(b)                                 Bonuses.  At the end of the Base Term, the Executive shall be eligible for a discretionary bonus taking into account the following criteria:

(i)                                     return during the Base Period on net capital employed in the Company’s businesses on a consolidated basis;

(ii)                                  the Company’s earnings per share during the Base Period;

(iii)                               the Company’s revenues during the Base Period; and

(iv)                              the development of the Company’s management team so as to facilitate a succession plan to come into effect after the Base Period.

Any bonus earned pursuant to this Agreement shall be paid as promptly as possible after the end of the Base Period.   The Executive shall be eligible for a bonus of up to 100 (for target level performance) percent of his aggregate Base Salary during the Base Period (up to $1,500,000) but the actual amount thereof shall, in any event, be dependent upon the assessment of the members of the Compensation Committee and other members of the Board who are independent directors, in good faith, of his performance and contribution to the Company during the Base Period taking the above factors into account.

(c)                                  Ancillary Term Compensation.  During the Ancillary Term, the Executive, shall not be eligible for any equity compensation provided for or afforded to members of the Board of Directors as such.  During the Ancillary Term, the Company shall pay the Executive an annual salary of $35,000, payable in approximately equal installments in accordance with the Company’s customary payroll practices.    In the event the parties by mutual agreement increase the time the Executive shall provide services from that provided in Section 2, the Company shall pay the Executive an additional $6,250 per day for such services. The compensation to be paid to the Executive for his services during the Ancillary Term is herein referred to as the “Ancillary Term Compensation”.

(d)                                 Stock Option.  On January 3, 2005 the Executive will be granted an option to purchase 100,000 shares of the Company’s common stock under the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan, as amended and restated effective as of June 10, 1997 (the “1988 Option Plan”), which shall be subject to the terms and conditions thereof and of the stock option agreement with respect thereto as contemplated by the 1998 Option Plan.  The option agreement for such option shall contain the same terms as are specified in the Executive’s option agreement dated March 31, 2004; provided however that the per share exercise price applicable to such option shall be the fair market value of a share of the Company’s common stock on January 3, 2005 (determined in accordance with the terms of the 1988 Option Plan) and such option shall be fully exercisable on the first anniversary of the date of grant of such option.

(e)                                  Expenses.  The Company shall promptly reimburse the Executive for all reasonable (taking into account the character of the office of Chief Executive) business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(f)                                    Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements, other than equity compensation and bonus plans, made available by the Company to its other senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and shall be entitled to all perquisites and special benefits suitable to the character of the Chief Executive Officer while acting as Chief Executive Officer.  Notwithstanding the foregoing, the Company shall have the right to change, amend or discontinue any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive officers of the Company generally.

(g)                                 Vacation.  During the Employment Period, the Executive shall be entitled to vacation in accordance with reasonable and customary vacation practice for chief executive offices of New York Stock Exchange listed companies of a size similar to the Company’s size.

(h)                                 Services Furnished.  During the Employment Period, the Executive shall at all times be provided with office space, clerical assistance and such other facilities and services as are suitable to his then position.

5.                                       Offices.  Subject to Sections 2, 3 and 4 hereof, during the Base Term the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently, or may be, provided to any other director or officer of the Company, any of its subsidiaries or in connection with any such executive position, as the case may be.

6.                                       Termination.  The Employment Period shall end in the event of a termination of the Executive’s employment in accordance with any of the provisions of Section 6 or 7, and the Term shall expire in the event of a termination of Executive’s employment by the Company for Cause or by the Executive without Good Reason, in each case, on the Executive’s Date of Termination.

(a)                                  Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of ninety (90) days in the aggregate during any period of twelve (12) consecutive months or it is reasonably expected that such disability will exist for more than such period of time, and within thirty (30) days after written Notice of Termination (as defined in Section 7) is given (which notice may be given during such ninety (90) day period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment hereunder for “Disability.”

During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his Base Salary or his Ancillary Term Compensation, as the case may be, at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.

(c)                                  Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

(i)                                     the commission by the Executive of an act of fraud, embezzlement, theft or other criminal act constituting a felony;

(ii)                                  the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after issuance of a Notice of Termination for Good Reason by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(iii)                               the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

provided, that, the Executive shall have thirty (30) business days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (ii) or (iii) above to remedy any such occurrence otherwise constituting Cause under such clause (ii) or (iii).  For purposes of clauses (ii) and (iii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding in the good faith opinion of the Board on clear and convincing evidence there is Cause as set forth in this Section 6(c), specifying the material particulars thereof and, if applicable, determining that such Cause has not been remedied within the applicable 30-day time frame specified in Section 6(c).

(d)                                 Good Reason.  The Executive may terminate his employment hereunder for “Good Reason.”  Good Reason for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following;

(i)                                     the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, office, title and reporting requirements), authorities, duties or other responsibilities as contemplated by Section 2 of this Agreement;

(ii)                                  the relocation of the Principal Place of Employment to a location more than fifty (50) miles from the Principal Place of Employment;

(iii)                               a material reduction in any element of the Executive’s compensation as set forth in Section 4 hereof, other than in connection with a Company-wide reduction of such benefits; or

(iv)                              a material breach by the Company of any provision of this Agreement;

provided, in any case, that the Company shall have thirty (30) business days from the date on which the Company receives the Executive’s Notice of Termination for Good Reason to remedy any such occurrence otherwise constituting Good Reason.

(e)                                  Without reliance upon Section 6(b), 6(c) or 6(d), either party hereto may terminate this Agreement during the Base Term at any time by giving the other no less than thirty (30) days’ and no more than sixty (60) days’ prior written notice, in accordance with Section 7 hereof, of such party’s intent to so terminate this Agreement.

7.                                       Termination Procedure.

(a)                                  Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and if Section 6(b), 6(c) or 6(d) is relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)                                 Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated pursuant to Section 6(a) above, the date of the Executive’s death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b) above, thirty (30) days after the date Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive’s employment is terminated pursuant to Section 6(c)(i) above, the date specified in the Notice of Termination, (iv) if the Executive’s employment is terminated pursuant to Section 6(c)(ii) or (iii) above, thirty (30) days after the date on which a Notice of Termination is given, (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be not earlier than thirty

(30) days following the date on which Notice of Termination is given and not later than sixty (60) days following the date on which Notice of Termination is given; provided, however, that, if within ten (10) days after any Notice of Termination under Section 6(b),(c) or (d) is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

(c)                                  Compensation During Dispute.  If a purported termination occurs during the Term, and such termination is disputed in accordance with subsection (b) of this Section 7, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary, if applicable) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection (b) of this Section 7.  Amounts paid under this Section 7(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

8.                                       Compensation upon Termination or During Disability.

(a)                                  Accrued Obligation Defined.  For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested benefits to which the Executive is entitled under the terms of the employee benefit plans in which the Executive is a participant as of the Date of Termination and a lump sum amount in cash equal to the sum of (i) the Executive’s Base Salary or Ancillary Term Compensation, as the case may be, through the Date of Termination, (ii) any accrued vacation pay and (iii) any other amounts due the Executive as of the Date of Termination, in each case to the extent not theretofore paid.

(b)                                 Disability; Death.  Upon termination of the Executive’s employment pursuant to Sections 6(a) or (b) hereof, the Company shall within thirty (30) days pay to the Executive (or his designated beneficiary or legal representative, if applicable) (i) the Accrued Obligation, and (ii) a lump sum amount, in cash, in cash, equal to a pro rata portion to the Date of Termination of the aggregate value of the contingent bonus award contemplated by Section 4(b) of the Employment Agreement, calculated as to such award by multiplying the award that the Executive would have earned as of the last day of the Base Period (as defined in the Employment Agreement), assuming the achievement, at the expected value target level, of the performance goals established with respect to such award, by the fraction obtained by dividing the number of full days during the Base Period through the Date of Termination by the total number of days contained in the Base Period.

(c)                                  By the Company for Cause.  If during the Term the Executive’s employment is terminated by the Company pursuant to Section 6(c) hereof, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination.  Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company.

(d)                                 By the Executive Without Good Reason.  If during the Term the Executive terminates his employment for any reason other than Good Reason, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination.  Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan or stock option plan of the Company.

(e)                                  By the Company Without Cause or by the Executive for Good Reason.  If during the Term the Executive’s employment is terminated by the Company other than for Cause, death or Disability or if the Executive terminates his employment for Good Reason, then

(i)                                     the Company shall pay the Executive the Accrued Obligation;

(ii)                                  the Company shall continue to pay to the Executive his Base Salary or Ancillary Term Compensation (at the rate in effect as of the Date of Termination) for the remainder of the Base Term or the Ancillary Term, as the case may be, payable consistent with the Company’s normal payroll practices.

(iii)                               all equity-based awards then held by Executive shall become fully vested and exercisable as of the Notice of Termination;

(iv)                              the Company shall continue to provide to the Executive the benefits described in Section 4(f), to the extent contractually and legally permitted, provided that such benefits shall be reduced to the extent benefits of the same type are received by, or made available at no greater cost to, the Executive under any group plan, whether by reason of new employment, participation in a spouse’s plan or otherwise, during such period, and provided, further, that the Executive shall have the obligation to notify the Company that he is entitled to receive such benefits;

(v)                                 the committee (as defined in the Stewart & Stevenson Services, Inc.1988 Nonstatutory Stock Option Plan) shall deem Executive’s termination of employment as a retirement under the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan;

(vi)                              the Company shall pay to the Executive a lump sum amount, in cash, equal to the aggregate value of the contingent bonus award contemplated by Section 4(b) that the Executive would have earned as of the last day of the Base Period, assuming the achievement, at the expected value target level, of the performance goals established with respect to such award; and

(vii)                           if the Executive’s employment is terminated before he has been granted the stock option contemplated by Section 4(d), then in lieu of granting such stock option the Company shall pay to the Executive a lump sum payment, in cash, equal to the Black-Scholes value, as reasonably determined by the Company as of March 31, 2004, of an option to purchase 100,000 shares of the Company’s common stock, assuming for this purpose the option was granted on March 31, 2004, the per share exercise price under the option is $ 14.62, the option has the same terms and conditions as applied to the option granted by the Company to the Executive on March 31, 2004 (other than the number of shares subject to the option), and the option remains outstanding for the full ten year term; and utilizing the risk free interest rate, dividend yield, and expected volatility assumptions used by the Company for purposes of valuing stock options for its 2003 fiscal year as reflected in its fiscal year 2003 Form 10-K filed with the Securities and Exchange Commission.

The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 8.  Further, except with respect to the benefits provided pursuant to clause (iv) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.  Satisfaction of the obligations to the Executive under Sections 8(b) and 8(e) of this Agreement is contingent upon the Executive’s (or, if applicable, his designated beneficiary or legal representative’s) execution of a release substantially in the form of Exhibit A hereto.

9.                                       Confidential Information; Non-Competition; Non-Solicitation.

(a)                                  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets,  and information, knowledge or data relating to the Company and its businesses treated as confidential by the Company, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”).  The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.  Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9(a).  The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

(b)                                 Non-Competition.  During the Employment Period and for a period of  one  (1) year following the Date of Termination (such period following the Employment Period, the “Restricted Period”), the Executive shall not engage in Competition, as defined below, with the Company; provided, that it shall not be a violation of this Section 9(b) for the Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

For purposes of this Agreement, Competition by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during the Employment Period.

(c)                                  Non-Solicitation.  During the Restricted Period, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)                                     solicit from any customer doing business with the Company as of the Date of Termination, business of the same or of a similar nature to the business of the Company with such customer;

(ii)                                  solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

(iii)                               solicit the employment or services of, or hire, any person who was known to be employed by or was a known consultant to the Company upon the Date of Termination, or within six (6) months prior thereto; or

(iv)                              otherwise knowingly interfere with the business or affairs of the Company.

The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill.  The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill.

The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest.  The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 9 the Company shall, notwithstanding Section 14 hereof, be entitled to injunctive relief against the Executive’s activities to the extent allowed by law.  The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a) would cause irreparable injury to the Company for which it would have no adequate remedy at law.

(d)                                 Publicity.  The Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Executive’s name, picture, likeness, photograph, signature or any other attribute of the Executive’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity or other purpose at any time during the Restricted Period.  The Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Executive may have; and the Executive agrees that he will receive no additional compensation for the use of his Persona.  The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

10.                                 Indemnification; Legal Fees.  The Company shall indemnify the Executive to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive, for any judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by the Executive in connection with any action, suit or proceeding, threatened or pending, to which he may be made a party by reason of his being a director, officer or advisor, as contemplated hereby, whether incurred during or after the Term.  The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers, directors or advisors against all costs, charges and expenses incurred in connection with any action, suit or proceeding, threatened or pending,  to which he may be made a party by reason of being a director or officer of the Company.

11.                                 Successors; Binding Agreement.

(a)                                  Company’s Successors.  This Agreement shall be binding upon the Company and any successor thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets or any entity which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or by contract.

(b)                                 Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

12.                                 Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If the Executive:

Max L. Lukens
3415 Albans
Houston, Texas   77005

If to the Company:

Stewart & Stevenson Services, Inc.
2707 North Loop West
Houston, TX 77008-1088
Attention:      Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.                                 Amendment or Modification; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or the Compensation Committee of the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in Agreement.

14.                                 Arbitration.  Any dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise), breaches or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration before a panel of three arbitrators and administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules then in effect.   Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator.  All arbitrators shall be members of the National Panel of Commercial Arbitrators maintained by the AAA.  The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing.  The decision of the arbitrators selected hereunder will be final and binding on both parties.  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute).  Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the Southern District of Texas may be entered upon the award made pursuant to the arbitration.  The Company shall pay to the Executive all reasonable legal fees and expenses, when incurred by the Executive, in contesting or disputing any termination of employment or seeking to obtain or enforce any right, payment or benefit provided by this Agreement, regardless of outcome, unless a final decision is rendered that such claim was not brought by the Executive in good faith.

15.                                 Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16.                                 Miscellaneous.  All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections.  The obligations of the parties under Sections 4, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18,  and 19 hereof shall survive the expiration of the Term to the extent they may be applicable by their terms.  The compensation and benefits payable to the Executive or his beneficiary under Section 8 of this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy, practice or arrangement of the Company other than the Severance Agreement, and the Executive shall not be entitled to receive any benefits under Section 8(e) hereof if he has become eligible to receive benefits under the Severance Agreement.

17.                                 Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term.  Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

18.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.                                 Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; provided, however, that the Severance Agreement shall not be superseded hereby but shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

STEWART & STEVENSON SERVICES, INC.

By	/s/ Carl B. King
Carl B. King
Senior Vice President, Secretary, and General Counsel

EXECUTIVE:

/s/ Max L. Lukens
Max L. Lukens
3415 Albans Houston, Texas 77005

EXHIBIT A

RELEASE

The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its affiliated companies and their directors, officers, employees and representatives, (collectively “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, and the Federal Age Discrimination in Employment Act, which the Executive claims to have against any of the Releasees.  In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive’s settlement with the other person.  The only exception to the foregoing are claims and rights that may arise after the date of execution of this Release.

The Executive represents and acknowledges that in executing this Release he does not rely and has not relied upon any representation or statement, oral or written, not set forth herein or in the Agreement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release, the Agreement or otherwise.

The Executive represents and agrees that he fully understands his right to discuss all aspects of this Release with his private attorney, that to the extent, if any, that he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

AGREED AND ACCEPTED, on this           day of                               , 20   .